Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 24, 2007

among

JOHNSTOWN AMERICA CORPORATION,

FREIGHT CAR SERVICES, INC.,

JAC OPERATIONS, INC.,

JAIX LEASING COMPANY,

and

FREIGHTCAR ROANOKE, INC.,

as the Co-Borrowers

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent,

LASALLE BANK NATIONAL ASSOCIATION,

as Arranger

and

NATIONAL CITY BUSINESS CREDIT, INC.,

as Collateral Agent

6.2	Prepayments		37
	6.2.1	Voluntary Prepayments	37
	6.2.2	Mandatory Prepayments	37
6.3	Manner of Prepayments		37
	6.3.1	All Prepayments	37
6.4	Repayments		37

Section 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES		37
7.1	Making of Payments		37
7.2	Application of Certain Payments		38
7.3	Due Date Extension		38
7.4	Setoff		38
7.5	Proration of Payments		38
7.6	Taxes		39

Section 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS		41
8.1	Increased Costs		41
8.2	Basis for Determining Interest Rate Inadequate or Unfair		42
8.3	Changes in Law Rendering LIBOR Loans Unlawful		42
8.4	Funding Losses		43
8.5	Right of Lenders to Fund through Other Offices		43
8.6	Discretion of Lenders as to Manner of Funding		43
8.7	Mitigation of Circumstances; Replacement of Lenders		44
8.8	Conclusiveness of Statements; Survival of Provisions		44

Section 9	REPRESENTATIONS AND WARRANTIES		44
9.1	Organization		44
9.2	Authorization; No Conflict		45
9.3	Validity and Binding Nature		45
9.4	Financial Condition		45
9.5	No Material Adverse Change		45
9.6	Litigation and Contingent Liabilities		45
9.7	Ownership of Properties; Liens		45
9.8	Subsidiaries		46
9.9	Pension Plans		46
9.10	Investment Company Act		47
9.11	Regulation U		47
9.12	Taxes		47
9.13	Solvency, etc		47
9.14	Environmental Matters		48
9.15	Real Property		48
9.16	Information		48
9.17	Intellectual Property		48
9.18	Burdensome Obligations		49
9.19	Labor Matters		49
9.20	No Default		49

Section 10	AFFIRMATIVE COVENANTS		49
10.1	Reports, Certificates and Other Information		49
	10.1.1	Annual Report	49
	10.1.2	Interim Reports	49
	10.1.3	Compliance Certificates	50
	10.1.4	Field Audits and Appraisals	50
	10.1.5	Permitted Acquisitions	50
	10.1.6	Reports to the SEC and to Shareholders	52
	10.1.7	Notice of Default, Litigation and ERISA Matters	52
	10.1.8	Borrowing Base Certificates	53
	10.1.9	Management Reports	53
	10.1.10	Projections	53
	10.1.11	Subordinated Debt Notices	54
	10.1.12	Receivables Schedules	54
	10.1.13	Other Information	54
10.2	Books, Records and Inspections		54
10.3	Maintenance of Property; Insurance		55
10.4	Compliance with Laws; Payment of Taxes and Liabilities		55
10.5	Maintenance of Existence, etc		55
10.6	Use of Proceeds		56
10.7	Employee Benefit Plans		56
10.8	Environmental Matters		56
10.9	Further Assurances		56
10.10	Deposit Accounts		57

Section 11	NEGATIVE COVENANTS		58
11.1	Debt		58
11.2	Liens		58
11.3	Restricted Payments		60
11.4	Mergers, Consolidations, Sales		60
11.5	Modification of Organizational Documents		61
11.6	Transactions with Affiliates		61
11.7	Business Activities; Issuance of Equity		61
11.8	Investments		61
11.9	Fiscal Year		62
11.10	Grant of Negative Pledge on Real Property		62
11.11	Fixed Charge Coverage Ratio		62
11.12	Cancellation of Debt		62

Section 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		62
12.1	Credit Extension		62
	12.1.1	Notes	62
	12.1.2	Authorization Documents	62
	12.1.3	Consents, etc.	63
	12.1.4	Letter of Direction	63
	12.1.5	Guaranty and Collateral Agreement	63

	12.1.6	Opinions of Counsel	63
	12.1.7	Insurance	63
	12.1.8	Copies of Documents	63
	12.1.9	Payment of Fees	63
	12.1.10	Solvency Certificate	63
	12.1.11	Search Results; Lien Terminations	64
	12.1.12	Filings, Registrations and Recordings	64
	12.1.13	Borrowing Base Certificate	64
	12.1.14	Closing Certificate, Consents and Permits	64
	12.1.15	Other	64
12.2	Conditions		64
	12.2.1	Compliance with Warranties, No Default, etc.	64
	12.2.2	Confirmatory Certificate	64

Section 13	EVENTS OF DEFAULT AND THEIR EFFECT		65
13.1	Events of Default		65
	13.1.1	Non-Payment of the Loans, etc.	65
	13.1.2	Non-Payment of Other Debt	65
	13.1.3	Bankruptcy, Insolvency, etc.	65
	13.1.4	Non-Compliance with Loan Documents	65
	13.1.5	Representations; Warranties	66
	13.1.6	Pension Plans	66
	13.1.7	Judgments	66
	13.1.8	Invalidity of Collateral Documents, etc.	66
	13.1.9	Invalidity of Subordination Provisions, etc.	66
	13.1.10	Change of Control	67
13.2	Effect of Event of Default		67

Section 14	THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		67
14.1	Appointment and Authorization		67
14.2	Issuing Lender		68
14.3	Delegation of Duties		68
14.4	Exculpation of the Agents		68
14.5	Reliance by the Agents		68
14.6	Notice of Default		69
14.7	Credit Decision		69
14.8	Indemnification		70
14.9	Administrative Agent in Individual Capacity		70
14.10	Successor Agents		71
14.11	Collateral Matters		71
14.12	Administrative Agent May File Proofs of Claim		72
14.13	Other Agents; Arrangers and Managers		72

Section 15	GENERAL		73
15.1	Second Amended and Restated Credit Agreement		73
15.2	Waiver; Amendments		73

Section 15.3 Replacement of Non-Consenting Lender			74
15.4	Confirmations		74
15.5	Notices		74
15.6	Computations		74
15.7	Costs, Expenses and Taxes		75
15.8	Assignments; Participations		75
	15.8.1	Assignments	75
	15.8.2	Participations	76
15.9	Register		77
15.10	GOVERNING LAW		77
15.11	Confidentiality		77
15.12	Severability		78
15.13	Nature of Remedies		78
15.14	Entire Agreement		78
15.15	Counterparts		79
15.16	Successors and Assigns		79
15.17	Captions		79
15.18	Customer Identification - USA Patriot Act Notice		79
15.19	INDEMNIFICATION BY THE CO-BORROWERS		79
15.20	Nonliability of Lenders		80
15.21	FORUM SELECTION AND CONSENT TO JURISDICTION		81
15.22	WAIVER OF JURY TRIAL		82

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.14	Environmental Matters
SCHEDULE 9.15	Real Property
SCHEDULE 9.19	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.8	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D	Form of Assignment Agreement (Section 15.8.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Increase Request (Section 2.4)

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 24, 2007 (this “Agreement”) is entered into among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Loan Parties have entered into certain financing arrangements with LaSalle and certain other Lenders, including that certain Credit Agreement, dated as of April 11, 2005 (as the same may be amended, supplemented, restated or otherwise modified, the “Previous Credit Agreement”) among the Co-Borrowers, LaSalle and the Lenders.

The Co-Borrowers have requested that the Lenders make certain amendments to the Previous Credit Agreement and certain of the related agreements.

The Lenders are willing to make such amendments and to make available to the Co-Borrowers a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree to amend and restate the Previous Credit Agreement to read as follows:

Section 1 DEFINITIONS

1.1 Definitions. When used herein the following terms shall have the following meanings:

Account or Accounts is defined in the UCC.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Additional Lender - see Section 2.4.

Administrative Agent means LaSalle in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent means the Administrative Agent or the Collateral Agent, as the context requires.

Agent Fee Letter means the Fee letter dated as of May 24, 2007, among the Co-Borrowers and the Administrative Agent.

Aggregate Revolving Commitment means the Commitments of all Lenders. The initial amount of the Aggregate Revolving Commitment in effect on the Closing Date is $100,000,000.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”, and (iv) the Non-Use Fee shall be the percentage set forth under the column “Non-Use Fee”:

Level	Revolving Loan Availability	LIBOR Margin	Base Rate Margin	L/C Fee Rate	Non-Use Fee Rate
IV	Greater than or equal to $85,000,000	0.875%	0%	0.875%	0.175%
III	Greater than or equal to $60,000,000 but less than $85,000,000	1.00%	0%	1.00%	0.20%
II	Greater than or equal to $40,000,000 but less than $60,000,000	1.25%	0%	1.25%	0.225%
I	Less than $40,000,000	1.50%	.25%	1.50%	0.25%

The LIBOR Margin, the Base Rate Margin, the L/C Fee Rate and the Non-Use Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Co-Borrowers provide or are required to provide the annual and quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3 and shall be based upon the Revolving Loan Availability set forth therein. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Co-Borrowers fail to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the L/C Fee Rate and the Non-Use Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level, (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing, and (c) the initial Applicable Margin on the Closing Date shall be based on Level III until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending September 30, 2007.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 30 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, and (c) other Dispositions permitted under Section 11.4.

Assignee - see Section 15.8.1.

Assignment Agreement - see Section 15.8.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means, at any time, the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Borrowing Base means, at any time, the lesser of (in any case, computed in accordance with the most recent Borrowing Base Certificate submitted to, and accepted by, the Administrative Agent):

(a)	the Aggregate Revolving Commitment, or

(b)	the sum of:

(i)	85% of all Eligible Accounts and Eligible Foreign Accounts;

(ii)	70% of all Eligible Finished Inventory;

(iii)	60% of all Eligible Semi-Finished Inventory; and

(iv)	the lesser of (A) 50% of the net book value of PP&E less 100% of all Deemed Foreign Assets or (B) $25,000,000; less

(v)	the Borrowing Base Reserve.

provided, however, that the advance rates described above shall be adjusted if such advance rates are not otherwise satisfactory to the Required Lenders, who shall cooperate in good faith to adjust such advance rates to levels satisfactory to such Required Lenders, as determined by each such party in the exercise of its good-faith, reasonable discretion.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

Borrowing Base Reserve means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Required Lenders may, from time to time, cooperate in good faith to establish (in the exercise of each such party’s good-faith, reasonable discretion) to adjust the Revolving Loan Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Required Lenders, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interest and other rights of the Administrative Agent in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the good-faith judgment of the Required Lenders, who shall cooperate in good faith, that any collateral report or financial information furnished by or on behalf of the Borrower to the Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Administrative Agent determines constitutes a Default or an Event of Default.

BSA - see Section 10.4.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means the cost of any real property, plant and equipment, and any other fixed asset or improvement, or replacement, substitution or addition thereto which is required by GAAP to be included in or reflected as property, plant and equipment or similar fixed assets on the balance sheet of a Person, having useful life of more than one (1) year, or any other payment which is otherwise required to be capitalized, including as a cost the aggregate amount of expenses, charges, goods exchanged or services rendered or payments due or arising in connection with the direct or indirect acquisition of such assets or improvements, replacements, substitutions or additions by way of increased product or service charges or offset items or barter exchange or in connection with Capital Leases, and the entire principal amount of any Debt assumed or incurred in connection therewith, in each case without duplication; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit or other Obligations hereunder, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Administrative Agent.

Cash Taxes means taxes paid in cash.

Change of Control means the occurrence of any of the following events: (a) FreightCar America shall cease, directly or indirectly, to own and control 100% of each class of the outstanding Capital Securities of each Subsidiary, (b) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 35% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of FreightCar America having voting rights in the election of directors under normal circumstances, or (c) a majority of the members of the Board of Directors of FreightCar America shall cease to be Continuing Members. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of FreightCar America who either (i) was a member of FreightCar America’s Board of Directors on the day before the Closing Date and has been such continuously thereafter, or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of FreightCar America’s Board of Directors.

Closing Date - see Section 12.1.

Co-Borrowers means the entities identified as such in the Preamble and any future entity that executes and delivers a joinder to this Agreement and the other Loan Documents.

Code means the Internal Revenue Code of 1986.

Collateral means all personal property of each Loan Party in which the Administrative Agent, for the benefit of the Lenders, has been granted a security interest or lien pursuant to any Collateral Document, together with all substitutions and replacements for and products and proceeds of any of the foregoing.

Collateral Agent means National City Business Credit, Inc. in its capacity as collateral agent for the Lenders hereunder and any successor thereto in such capacity as described herein.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Collateral Access Agreement, each control agreement and any other agreement or instrument pursuant to which any Loan Party grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Group means FreightCar America and its consolidated Subsidiaries, including, without limitation, each Co-Borrower and each Guarantor.

Consolidated Net Income means, with respect to the Consolidated Group for any period, the net income (or loss) of the Consolidated Group for such period, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time, (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person, (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received, (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation, (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person, or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Loan Parties, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such

Person, (g) all Contingent Liabilities of such Person, (h) all Debt of any partnership of which such Person is a general partner, and (i) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Deemed Foreign Assets means the net book value of property, plant and equipment of a Loan Party (i) that is located in a jurisdiction other than the United States or any political subdivision thereof, and (ii) in which the Administrative Agent does not have a valid and perfected first priority security interest.

Domestic Subsidiary means any Subsidiary organized under the laws of any state of the United States or the District of Columbia.

Dominion Account see Section 10.10.

Dominion Event see Section 10.10.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) net Interest Expense, (b) depreciation, depletion, and amortization of tangible and intangible assets and (c) the non-cash Organizational Matters, before (i) Tax Expense, (ii) loss from discontinued operations, (iii) minority interests, (iv) extraordinary gains and losses, (v) other non-cash items, (vi) reasonable fees and expenses incurred in connection with the transactions contemplated by this Agreement and termination of the Previous Credit Agreement and related documents, and (vii) transaction expenses incurred in connection with the closing of any Permitted Acquisition in an amount subject to the approval of the Administrative Agent, in each case for such period, computed and calculated in accordance with GAAP.

Eligible Account means all unpaid Accounts arising from a bona fide sale of Inventory or the rendition of services by the Co-Borrowers in the ordinary course of business on usual and ordinary terms, evidenced by an invoice and net of any applied or unapplied credits or other allowance (with any such unapplied credits or other allowances being applied to the most current Account of the Co-Borrowers); provided, however, that the following shall in no event be deemed Eligible Accounts:

(a) that portion of Accounts over ninety (90) days past invoice date or sixty (60) days past the specified due date;

(b) Accounts owed by any unit of government, whether foreign or domestic, unless such Account is a U.S. Government obligation and the Administrative Agent’s pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act which have been delivered to and approved by the Administrative Agent;

(c) that portion of Accounts that are conditional, disputed or subject to a known claim of offset or a contra account or with respect to which a defense, counterclaim, right to discount or deduction has been asserted;

(d) Accounts which are owed by an account debtor whose principal corporate office is located outside the United States or Canada;

(e) Accounts owed by an account debtor that is the subject of dissolution, liquidation, bankruptcy proceedings or has gone out of business;

(f) Accounts owed by an Affiliate of the Co-Borrowers and Accounts with account debtors with whom any Co-Borrower is obligated with respect to goods sold or services rendered by such account party;

(g) Accounts not subject to a duly perfected and valid first priority security interest in favor of the Administrative Agent or which are subject to any lien, security interest or claim in favor of any Person other than the Administrative Agent (other than Permitted Liens described in Sections 11.2(a) and (b));

(h) that portion of Accounts that has been restructured, extended, amended or modified as a result of an account debtor’s inability to pay;

(i) that portion of Accounts relating to Eligible Finished Inventory;

(j) that portion of Accounts constituting a finance charge, service charge or interest;

(k) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount due under Accounts from such account debtor is ineligible under clauses (a), (c) or (h) above; and

(i) Accounts, or portions thereof, otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.

Eligible Finished Inventory means Inventory consisting of Finished Railcars, at the selling price as determined in accordance with the sales contract, if applicable, or, in the case of Inventory not subject to a purchase order, railcars for which production has been completed at the projected selling price estimated by the Co-Borrowers in good faith and, to the extent a Person signing a Collateral Access Agreement refuses to waive its Liens in such Inventory, reduced by an amount equal to one year’s rent on the facility in which such Inventory is located; provided, however, that the following shall in no event be deemed Eligible Finished Inventory:

(a) Inventory that is (i) in transit, (ii) located at any warehouse or leased premises with respect to which the Administrative Agent has not received a Collateral Access Agreement within 60 days of the Closing Date, (iii) located outside of the United

States, (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title, or (v) on consignment to or from any other Person or subject to any bailment of any kind or description;

(b) Inventory older than 365 days;

(c) Inventory that, in the commercially reasonable judgment of the Administrative Agent, is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale;

(d) Inventory constituting Eligible Semi-Finished Inventory;

(e) Inventory which is not owned by the Co-Borrowers free and clear of all liens, claims and rights of others (including any rights of reclamation or equitable claims), is subject to a security interest in favor of any Person other than the Administrative Agent (other than Permitted Liens described in Sections 11.2(a) and (b)), or in which the Administrative Agent does not have a valid and perfected first priority security interest;

(f) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account;

(g) Inventory not subject to a purchase order, to the extent such Inventory exceeds 10% of the aggregate amount of the Eligible Finished Inventory; and

(h) Inventory otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.

Eligible Foreign Accounts means an otherwise Eligible Account except that such Account is due and owing by an Account debtor located outside the United States or Canada; but excluding any Accounts having any of the following characteristics:

(a) that portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Co-Borrowers to the customer;

(b) that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(c) Accounts owed by any unit of government;

(d) that portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(e) that portion of Accounts owed by any one Account debtor located outside the United States that would permit Revolving Loans supported by such Account debtor’s Accounts to exceed $500,000 if such Account debtor is rated BBB-minus or worse by Standard and Poors, or is controlled by entities rated BBB-minus or worse by Standard and Poors;

(f) Accounts denominated in any currency other than United States dollars, Canadian dollars, Swiss francs, Japanese yen, United Kingdom pounds sterling or European Union Euros;

(g) Accounts owed by debtors located in countries not acceptable to the Lenders in its reasonable discretion; or

(h) Accounts otherwise deemed unacceptable to the Administrative Agent in good faith and at its reasonable discretion.

Eligible Semi-Finished Inventory means Inventory consisting of railcars, other than Finished Railcars, and railcar kits issued by Persons other than Affiliates of the Co-Borrowers, at the lower of cost or market value as determined in accordance with GAAP and, to the extent a Person signing a Collateral Access Agreement refuses to waive its Liens in such Inventory, reduced by an amount equal to one year’s rent on the facility in which such Inventory is located; provided, however, that the following shall in no event be deemed Eligible Semi-Finished Inventory:

(a) Inventory that is (i) in transit, (ii) located at any warehouse or leased premises with respect to which the Administrative Agent has not received a Collateral Access Agreement within 60 days of the Closing Date, (iii) located outside of the United States, (iv) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title, or (v) on consignment to or from any other Person or subject to any bailment of any kind or description;

(b) Inventory older than 365 days;

(c) Inventory that, in the commercially reasonable judgment of the Administrative Agent, is or has become unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale;

(d) Inventory which is not owned by the Co-Borrowers free and clear of all liens, claims and rights of others (including any rights of reclamation or equitable claims), is subject to a security interest in favor of any Person other than the Administrative Agent (other than Permitted Liens described in Sections 11.2(a) and (b)) or in which the Administrative Agent does not have a valid and perfected first priority security interest;

(e) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account;

(f) railcars being manufactured without purchase orders, to the extent such railcars exceed 10% of the of the aggregate amount of the Semi-Eligible Finished Inventory; and

(g) Inventory otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances to the environment.

Environmental Laws means all applicable present or future federal, state or local laws, statutes, rules, regulations, ordinances and codes, together with all applicable administrative or judicial orders, consent agreements, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to pollution or protection of the environment, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Letters of Credit - see Section 2.1.3.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the

Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Finished Railcars means railcars for which production of the railcars has been completed, a customer has accepted the railcars, and the railcars have not been shipped or invoiced to the customer.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Co-Borrowers, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2007”) refer to the Fiscal Year ending on December 31 of such calendar year.

Fixed Charge Coverage Ratio means, with respect to the applicable Computation Period, the ratio of (a) the Consolidated Group’s EBITDA plus rental expense on account of operating leases minus Unfinanced Capital Expenditures minus Cash Taxes minus Restricted Payments (excluding the 2007 Capital Securities Repurchase), to (b) Interest Expense plus scheduled principal repayments of Debt (including Capital Lease payments but not including payments on account of the Revolving Loans) plus rental expense on account of operating leases.

Foreign Subsidiary means any Subsidiary not organized under the laws of any state of the United States or the District of Columbia.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

FreightCar America means FreightCar America, Inc. a Delaware corporation, formerly known as FCA Acquisition Corp., successor-by-merger to FreightCar America, Inc.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guaranty and Collateral Agreement means the Amended and Restated Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent. The Guaranty and Collateral Agreement shall be an amendment and restatement of the Guaranty and Collateral Agreement dated April 11, 2005, executed in connection with the Previous Credit Agreement.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold, (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “solid waste,” “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, under any applicable Environmental Law, and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.18.

Increase Request - see Section 2.4.

Interest Expense of the Consolidated Group means, with respect to the applicable Computation Period, the total gross interest expense on all Debt of the Consolidated Group during such period and shall in any event include, without limitation and without duplication, (a) cash interest expense less cash interest income on all Debt (to the extent positive), (b) the amortization of Debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, (d) that portion of any Capital Lease payment which would constitute imputed interest as determined in accordance with GAAP, and (e) all fees and charges with respect to letters of credit issued for the account of the Consolidated Group.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Inventory means all inventory of the Co-Borrowers, as that term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of finished or unfinished goods, processed or unprocessed products, inputs, parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.19.

Letter of Credit - see Section 2.1.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender (subject to Section 8.7(a)), either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, the Subordination Agreements and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means FreightCar America and each of its direct and indirect Subsidiaries.

Loan or Loans means, as the context may require, Revolving Loans and/or Swing Line Loans.

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, or (c) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Non-U.S. Participant - see Section 7.6(d).

Non-use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or the Administrative Agent, and all Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Organizational Matters means charges during the 2007 and 2008 Fiscal Years.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Paid in Full has the meaning set forth in the Guaranty and Collateral Agreement.

Participant - see Section 15.8.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Acquisitions - see Section 10.1.5.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

PP&E means the tangible physical assets of the Consolidated Group, including, but not limited to, all land improvements, vehicles, equipment, office furniture and equipment, buildings, leasehold improvements, and other facilities improvements reflected on the most recent balance sheet of Consolidated Group.

Previous Credit Agreement – see the Preamble.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Proceeds has the meaning set forth in the Guaranty and Collateral Agreement.

Pro Rata Share means (a) prior to the Aggregate Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the aggregate Commitments of all Lenders and (b) from and after the time the Aggregate Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 50.1% and, so long as there is more than one Lender, at least two Lenders.

Restricted Loan Party means any Loan Party that is not a Co-Borrower hereunder or a party to the Guaranty and Collateral Agreement.

Restricted Payments see Section 11.3.

Revolving Loan Availability means the lesser of (a) the Aggregate Revolving Commitment, less any Revolving Outstandings and Swing Line Outstandings, and (b) the Borrowing Base, less any Revolving Outstandings and Swing Line Outstandings.

Revolving Loans see Section 2.1.1.

Revolving Maximum Amount means the lesser of (a) the Aggregate Revolving Commitment and (b) the Borrowing Base.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Secured Obligations has the meaning set forth in the Guaranty and Collateral Agreement.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, or the treasurer of such Loan Party.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means any unsecured Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of FreightCar America.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount less the Swing Line Outstandings and (b) Revolving Loan Availability.

Swing Line Commitment Amount means $10,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Aggregate Revolving Commitment of the Swing Line Lender.

Swing Line Lender means LaSalle.

Swing Line Loan - see Section 2.2.4.

Swing Line Outstandings means, at any time, the aggregate principal amount of all outstanding Swing Line Loans.

Tangible Assets shall mean, as of any date of determination, the total of all assets appearing on a balance sheet of any Person prepared in accordance with GAAP as of such date of determination (with Inventory being valued at the lower of cost or market), after deducting all proper reserves (including reserves for depreciation) minus the sum of (i) goodwill, patents, trademarks, prepaid expenses, deposits (except to the extent such deposits are realizable as an offset against a payable constituting a current liability), deferred charges and other personal property which is classified as intangible property in accordance with GAAP, and (ii) any amounts due from shareholders, Affiliates, officers or employees.

Tangible Net Worth means, at any time, the total of a Person’s Tangible Assets minus the sum of such Person’s liabilities as reflected on such Person’s balance sheet plus Subordinated Debt (if any).

Tax Expense means, with respect to any Person in any period, federal, state, local and foreign income tax expense recognized by such Person with respect to that period, as determined in accordance with GAAP.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) May 31, 2012, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan, or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

2007 Capital Securities Repurchase means a repurchase of Capital Securities permitted under Section 11.3(b).

UCC means the Uniform Commercial Code as in effect from time to time in the state designated in Section 15.10 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Unfinanced Capital Expenditures means, with respect to the Consolidated Group, Capital Expenditures minus purchase money debt or similar debt (other than Loans under this Agreement) incurred to make such Capital Expenditures.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Unrestricted Loan Party means any Loan Party that is not a Restricted Loan Party.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors” qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders” involvement in their preparation.

Section 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Co-Borrowers as follows:

2.1.1 Revolving Commitment. Each Lender agrees to make loans on a revolving basis (the “Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Co-Borrowers may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Maximum Amount (less the amount of the Swing Line Outstandings).

2.1.2 L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Co-Borrowers from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $50,000,000, and (b) the Revolving Outstandings shall not at any time exceed Revolving Maximum Amount (less the amount of the Swing Line Outstandings).

2.1.3 Existing Letters of Credit. The Issuing Lender currently has outstanding letters of credit issued pursuant to the Previous Credit Agreement (the “Existing Letters of Credit”), the outstanding balance of which is approximately $19,371,137. From and after the date hereof and upon fulfillment of the conditions specified in Section 12.1, each such Existing Letter of Credit shall be deemed and treated for all purposes hereof (including, without limitation, the calculation of fees payable under Section 5.2) as a Letter of Credit hereunder, any participation interest existing prior to the date hereof of any Lender in such Existing Letters of Credit shall, without further action on its part, be deemed extinguished in full and each Lender, without further act on its part, shall be deemed to have purchased a participation in each such Existing Letter of Credit as provided in Section 2.3.2 hereof in accordance with its Pro Rata Share.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Revolving Loan shall be either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Co-Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively the “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans. Notwithstanding the foregoing or any other provision of this Agreement, the Co-Borrowers may not select any Interest Period for a LIBOR Loan which is longer than one month prior to the earlier of (a) the date that is 90 days after the Closing Date, and (b) the date that the Administrative Agent notifies the Co-Borrowers that it has completed its primary syndication of the Loans and the Commitments.

2.2.2 Borrowing Procedures. The Co-Borrowers shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing (or, in connection with a Swing Line Loan pursuant to Section 2.2.4, 1:00 P.M., Chicago time, on the proposed date of such Borrowing), and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business

Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Co-Borrowers on the requested borrowing date. Each borrowing shall be on a Business Day. Except as permitted under Section 2.2.4, each Base Rate borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of $500,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $1,000,000. Upon the occurrrence of a Dominion Event, the minimim amounts referenced in the foregoing sentence shall not apply.

2.2.3 Conversion and Continuation Procedures.

(a) Subject to Section 2.2.1, the Co-Borrowers may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 a higher integral multiple of $1,000,000) into Loans of the other type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $1,000,000.

(b) The Co-Borrowers shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Co-Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Co-Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Co-Borrowers, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4 Swing Line Facility.

(a) Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstandings and the Swing Line Outstandings, may exceed the Swing Line Lender’s Pro Rata Share of the Aggregate Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.2.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The Swing Line Outstandings shall not exceed at any time Swing Line Availability. Until the Termination Date, the Co-Borrowers may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Co-Borrowers to the Administrative Agent. Any such notice must be given no later than 1:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan. The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Co-Borrowers shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Co-Borrowers (and the Co-Borrowers hereby irrevocably authorize the Swing Line Lender to so act on their behalf) request each Lender with a Commitment (including the Swing Line Lender) to make a Revolving Loan to the Co-Borrowers (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of the Swing Line Outstandings (the “Refunded Swing Line Loan”) on the date such notice is given. Unless any of the events described in Section 13.1.3 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 1:00 p.m., Chicago time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.3 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Co-Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in Swing Line Loans in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Co-Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default, (iii) any inability of the Co-Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect, and (b) thereafter, the Base Rate from time to time in effect.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. The Co-Borrowers shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect. The Co-Borrowers shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Co-Borrowers and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Co-Borrowers’ reimbursement obligations with respect thereto. If the Co-Borrowers do not pay any reimbursement obligation when due, the Co-Borrowers shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Co-Borrowers in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations.

(a) The Co-Borrowers hereby unconditionally and irrevocably agree to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Co-Borrowers therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Co-Borrowers and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Co-Borrowers or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) The Co-Borrowers’ reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has in good faith determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Co-Borrowers, or relieve the Co-Borrowers of any of their obligations hereunder to any such Person.

(c) Notwithstanding anything in this Section 2.3 to the contrary, the Co-Borrowers may have a claim against the Issuing Lender and the Issuing Lender may be liable to the Co-Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Co-Borrowers which the Co-Borrowers prove were caused by the Issuing Lender’s willful misconduct or gross negligence or the willful failure to pay under any Letter of Credit after the presentation to the Issuing Lender by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of a Letter of Credit.

2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Co-Borrowers have not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2, or (c) any reimbursement received by the Issuing Lender from any Co-Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Co-Borrower or otherwise, each other Lender with a Revolving Loan Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Co-Borrowers under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4 Increases in the Aggregate Revolving Commitment.

(a) In the event that the Co-Borrowers wish to increase the Aggregate Revolving Commitment at any time when no Default or Event of Default has occurred and is continuing, the Co-Borrowers shall provide to the Administrative Agent not less than thirty (30) days (or such shorter time as is acceptable to the Administrative Agent) prior written notice, substantially in the form of Exhibit G (the “Increase Request”), of the amount of such proposed increase up to $50,000,000; provided, however, that (i) no such proposed increase would cause the Aggregate Revolving Commitment to exceed $150,000,000, (ii) any such proposed increase shall be in a minimum amount of $10,000,000 and shall be in increments of $5,000,000 in excess thereof, and (iii) no Lender shall have any obligation to increase its Commitment.

(b) Any increase in the Aggregate Revolving Commitment may be effected by (i) by increasing the Commitment of one or more Lenders that have agreed to such increase and/or (ii) to the extent that such Lenders have not agreed to increase their Commitments in a sufficient amount, but in no event greater than such Lender’s Pro Rata Share hereunder, to accommodate an Increase Request hereunder within 5 Business Days of receipt thereof and in any event subject to Section 2.4(f) below, by adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Commitment in an amount agreed to by any such Additional Lender.

(c) As a condition precedent to any increase in the Aggregate Revolving Commitment under this Section 2.4, the Administrative Agent shall have received from the Co-Borrowers on or prior to the date of any increase, for the benefit of the Lenders, (i) a new Note for any Lender whose Commitment Amount is being increased and for any Additional Lender, duly executed on behalf of the Co-Borrowers, (ii) the Increase Request, (iii) a legal opinion of counsel to the Co-Borrowers covering such matters as are customary for transactions of this type and as may be reasonably requested by the Administrative Agent, (iv) certified copies of resolutions of the board of directors of the Co-Borrowers authorizing the Co-Borrowers to borrow the Aggregate Commitment Amount after giving effect to any increase in the Aggregate Revolving Commitment, and (v) any other documents or instruments as may be requested by the Administrative Agent.

(d) Any increase in the Aggregate Revolving Commitment pursuant to this Section 2.4 shall be effective three (3) Business Days (or such other period agreed to by the Administrative Agent, the Co-Borrowers and, as applicable, each Lender that has agreed to increase its Commitment and each Additional Lender) after the date on which the Administrative Agent has acknowledged receipt of each applicable increase letter in the form of Annex 1 (in the case of an increase in the Commitment of an existing Lender) or Annex 2 (in the case of the addition of an Additional Lender) to Exhibit G required to effect such increase.

(e) Notwithstanding anything to the contrary in this Section 2.4, (i) no Lender shall have any obligation to increase its Commitment unless such Lender agrees to do so in its sole discretion and (ii) in no event shall any increase in the Commitments effected pursuant to this Section 2.4 cause the Aggregate Revolving Commitment to exceed $150,000,000. Only the consent of the Administrative Agent and each Lender increasing its Commitment shall be required for an increase in the amount of the Commitment of such Lender pursuant to this Section 2.4. No Lender which declines to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s consent. Subject to the limitations set forth above, the Co-Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of the increase in the Aggregate Revolving Commitment among the Lenders increasing their Commitments and the Additional Lenders. In the event that on any such adjustment date there are outstanding Letters of Credit, from and after such adjustment date each Lender (including each Additional Lender) shall hold a participation interest in each Letter of Credit equal to such Lender’s Pro Rata Share (as of such adjustment date) of the face amount of such Letter of Credit.

(f) No Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent, the Issuing Lender and the Swing Line Lender (which consents shall not be unreasonably withheld).

(g) The Administrative Agent shall promptly notify the Co-Borrowers and the Lenders of any increase in the Aggregate Revolving Commitment pursuant to this Section 2.4 and of the Commitment and Pro Rata Share of each Lender after giving effect thereto. The parties hereto agree that, notwithstanding any other provision of this Agreement, the Administrative Agent, the Co-Borrowers, each Additional Lender and each increasing Lender, as applicable, may make arrangements to stage the timing of any such increase, or to cause an Additional Lender or an increasing Lender to temporarily hold risk participations in the outstanding Loans of the other Lenders (rather than fund its Pro Rata Share of all outstanding Loans concurrently with the applicable increase), in each case with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Aggregate Revolving Commitment. The Co-Borrowers acknowledge that if, as a result of a non-pro-rata increase in the Aggregate Revolving Commitment, any LIBOR Loan is prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor, then such prepayment or conversion shall be subject to the provisions of Section 8.4.

2.5 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6 Certain Conditions. Except as otherwise provided in Sections 2.2.4 and 2.3.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.7 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent will apply all or any part of Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations in the order set forth below. Any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full shall be paid over to the applicable Loan Party or to whomsoever may be lawfully entitled to receive the same. The Proceeds from the sale of, or other realization upon, all or any part of the Collateral in payment of the Secured Obligations shall be applied in the following order:

FIRST, to the payment (i) of all fees, costs, expenses and indemnities of the Administrative Agent (in its capacity as such), including Attorney Costs, and any other Secured Obligations owing to the Administrative Agent in respect of sums advanced by the Administrative Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full, and (ii) all fees, costs and expenses of the Collateral Agent (in its capacity as such) incurred in connection with Section 10.1.4, until paid in full.

SECOND, to the payment of all fees, costs, expenses and indemnities of the Lenders, pro-rata, until paid in full;

THIRD, to the payment of all of the Secured Obligations in respect of the Swing Line Loans to the Swing Line Lender, until paid in full;

FOURTH, to the payment of all of the Secured Obligations (other than Bank Product Obligations and Hedging Obligations) consisting of accrued and unpaid interest owing to any Lender, pro-rata, until paid in full;

FIFTH, to the payment of all Secured Obligations (other than Bank Product Obligations and Hedging Obligations) consisting of principal owing to any Lender, pro-rata, until paid in full;

SIXTH, to the payment of the Administrative Agent an amount equal to all Secured Obligations in respect of outstanding Letters of Credit to be held as cash collateral in respect of such obligations;

SEVENTH, to the payment of all Bank Product Obligations and Hedging Obligations owing to any Lender or its Affiliates, pro-rata, until paid in full;

EIGHTH, to the payment of all other Secured Obligations owing to each Lender, pro-rata, until paid in full; and

NINTH, to the payment of any remaining Proceeds, if any, to whomever may be lawfully entitled to receive such amounts.

Section 3 EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Loan Commitment.

3.2 Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Co-Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

Section 4 INTEREST.

4.1 Interest Rates. The Co-Borrowers promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided, that at any time an Event of Default exists, at the option of the Required Lenders, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.2. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.3, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Co-Borrowers and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Co-Borrowers or any Lender, deliver to the Co-Borrowers or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

Section 5 FEES.

5.1 Non-Use Fee. The Co-Borrowers agree to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time, with respect to such Lender’s Pro Rata Share (as adjusted from time to time) of the daily unused amount of the Aggregate Revolving Commitment. For purposes of calculating usage under this Section, the Aggregate Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Letter of Credit Fees.

(a) The Co-Borrowers agree to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to (i) with respect to each Letter of Credit that is not Cash Collateralized, the L/ C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days), or

(ii) with respect to each Letter of Credit that is Cash Collateralized, notwithstanding the Applicable Margin, 0.625% of such Lender’s Pro Rata Share (as adjusted from time to time) per annum of the undrawn amount of such Letter of Credit that is Cash Collateralized (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, at the option of the Required Lenders, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) With respect to each Letter of Credit, the Co-Borrowers agree to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Co-Borrowers and the Issuing Lender.

5.3 Administrative Agent’s Fees.

The Co-Borrowers agree to pay to the Administrative Agent such Administrative Agent’s fees as are mutually agreed to from time to time by the Co-Borrowers and the Administrative Agent including the fees set forth in the Administrative Agent Fee Letter.

Section 6 REDUCTION OR TERMINATION OF THE AGGREGATE REVOLVING COMMITMENT.

6.1 Reduction of Termination of the Aggregate Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Aggregate Revolving Commitment.

The Co-Borrowers may from time to time on at least 30 days’ (or such shorter period agreed to by the Administrative Agent) prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Revolving Commitment to an amount not less than the Revolving Outstandings plus the Swing Line Outstandings. Any such reduction shall be in an amount not less than $2,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Aggregate Revolving Commitment to zero, the Co-Borrowers shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 All Reductions of the Aggregate Revolving Commitment. All reductions of the Aggregate Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. The Co-Borrowers may from time to time prepay the Loans in whole or in part; provided that the Co-Borrowers shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $2,000,000 or a higher integral multiple of $1,000,000.

6.2.2 Mandatory Prepayments.

If on any day the Revolving Outstandings plus the Swing Line Outstandings exceeds the Revolving Maximum Amount, the Co-Borrowers shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of Prepayments.

6.3.1 All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $2,000,000 or a higher integral multiple of $1,000,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments. The Revolving Loans of each Lender shall be paid in full and the Aggregate Revolving Commitment shall terminate on the Termination Date.

Section 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Co-Borrowers to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Co-Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense. All payments made by the Co-Borrower hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments, and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. The Co-Borrowers, for themselves and each other Loan Party, agree that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Co-Borrowers, for themselves and each other Loan Party, agree that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Co-Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Co-Borrowers and each other Loan Party then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.8, and (ii) payments of interest on any Affected Loan), or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Co-Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Co-Borrowers make any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Co-Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any Taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Co-Borrowers withhold any Taxes on payments hereunder or under any Loan Document, the Co-Borrowers shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Co-Borrowers will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax), and (ii) any Taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) To the extent permitted by applicable law, each Lender and Administrative Agent that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Co-Borrowers and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on payments to be made hereunder or any Loan. If a Lender or Administrative Agent that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender and Administrative Agent that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Co-Borrowers and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Co-Borrowers and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Co-Borrowers and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

(iii) Notwithstanding any other provision of this Agreement, the Co-Borrowers shall not be required to pay additional amounts to a Lender or Administrative Agent, or indemnify any Lender or Administrative Agent to the extent that such obligations would not have arisen but for the failure of such Lender or Administrative Agent to comply with Section 7.6(d).

(iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Co-Borrowers pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

(v) To the extent that a Lender receives a refund or credit for any Taxes for which a Co-Borrower has made additional payments to a Lender or Administrative Agent under Section 7.6(b), or indemnified a Lender or Administrative Agent under Section 7.6(c), the Lender or Administrative Agent shall pay the amount of such refund or credit (plus any interest received from the applicable taxing authority). To the extent a Co-Borrower determines that a Lender or Administrative Agent is entitled to claim or refund with respect to any tax that would give rise to a payment hereunder, the Lender or Administrative Agent shall cooperate with the Co-Borrower to obtain such refund or credit provided that the Co-Borrower reimburses the Lender or Administrative Agent for its out-of-pocket expenditures obtaining such refund or credit.

Section 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs.

(a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation (other than relating to Taxes), or any change in the interpretation or administration of any applicable law, rule or regulation (other than relating to Taxes) by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Co-Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor. Thereafter, the Lender may send a new notice during each calendar quarter setting forth the calculation of such increased cost or reduced return for that quarter and including a demand for payment of the amount necessary to compensate such Lender for its increased cost or reduced return for that quarter. The Lender’s calculation in any such notice shall be conclusive and binding absent demonstrable error.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Co-Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If:

(a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Co-Borrowers) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make any LIBOR Loans or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances), and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. The Co-Borrowers hereby agree that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Co-Borrowers will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), or (b) any failure of the Co-Borrowers to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Co-Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify the Co-Borrowers and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Co-Borrowers to pay any amount pursuant to Sections 7.6 or 8.1, or (ii) the occurrence of any circumstances described in Sections 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Co-Borrowers and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Co-Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Co-Borrowers become obligated to pay additional amounts to any Lender pursuant to Sections 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Sections 8.2, 8.3 or 15.3 the Co-Borrowers may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Co-Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Sections 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

Section 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Co-Borrowers represent and warrant to the Administrative Agent and the Lenders that:

9.1 Organization. Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Co-Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Co-Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties, or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents or Permitted Liens).

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors” rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Consolidated Group as at December 31, 2006, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Consolidated Group as at such dates and the results of their operations for the periods then ended.

9.5 No Material Adverse Change. Since December 31, 2006, there has not occurred any event or circumstance that would have a Material Adverse Effect.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Co-Borrowers’ knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect.

9.7 Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and material assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights necessary for operation of its business), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except Permitted Liens.

9.8 Subsidiaries. As of the Closing Date, all Subsidiaries of each Credit Party (both direct and indirect) are set forth and described in the organizational chart set forth on Schedule 9.8.

9.9 Pension Plans.

(a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent of the Total Plan Liability for all such Pension Plans. To the knowledge of each Co-Borrower, each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Co-Borrower, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Co-Borrowers or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Co-Borrowers nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Co-Borrowers nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Co-Borrowers or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Co-Borrowers nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Co-Borrowers nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Regulation U. None of the Co-Borrowers is engaged principally in, or as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12 Taxes. Each Loan Party has timely filed all tax returns and reports required by federal law to have been filed by it and all material tax returns and reports required by any state law to have been filed by it and, to its respective knowledge, has paid all federal taxes and governmental charges due and payable with respect to such return and has paid all material taxes and governmental charges due and payable to any state with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

9.13 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital; provided however, that for purposes of the foregoing representation relating to a Loan Party that is not a Co-Borrower, no Contingent Liability of such Person with respect to the Obligations shall be deemed a liability of such Person.

9.14 Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on

Schedule 9.14, each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except, in each case, where the failure to do so could not reasonably be expected to result either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 9.14, no Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 9.14, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 9.14, no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.15 Real Property. Set forth on Schedule 9.15 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.16 Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, in each case, when taken as a whole (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Co-Borrowers are based on good faith estimates and assumptions believed by the Co-Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.17 Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.18 Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents the violation of which could reasonably be expected to have a Material Adverse Effect.

9.19 Labor Matters. As of the Closing Date, except as set forth on Schedule 9.19, no Loan Party is subject to any labor or collective bargaining agreement.

9.20 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

Section 10 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Co-Borrowers agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish to the Administrative Agent and each Lender:

10.1.1 Annual Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Consolidated Group for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Consolidated Group as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Co-Borrowers and reasonably acceptable to the Administrative Agent, together with a comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year, and (b) a consolidating balance sheet of the Consolidated Group as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Consolidated Group for such Fiscal Year, certified by a Senior Officer of the Co-Borrowers. As long as FreightCar America is required to file annual and quarterly reports with the SEC, financial statements delivered under Section 10.1 shall be in compliance with the reporting standards and timeframes established by the SEC from time to time provided such standards are no less stringent than those applicable on the Closing Date.

10.1.2 Interim Reports. (a) Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated and consolidating balance sheets of the Consolidated Group as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Co-Borrowers, and (b) upon the reasonable request of the Administrative Agent, within 30 days after the end of the month, consolidated and consolidating balance sheets of the Consolidated Group as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Co-Borrowers.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Co-Borrowers, containing (a) a computation of the financial ratio set forth in Section 11.11 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, and (b) a written statement of the Co-Borrowers’ management setting forth a discussion of the Consolidated Group’s financial condition, changes in financial condition and results of operations.

10.1.4 Field Audits and Appraisals. If either the aggregate principal amount of all outstanding Revolving Loans hereunder is greater than $10,000,000 at any one time or the Revolving Loan Availability is less than 10% of the Borrowing Base at any time, the Collateral Agent shall have the right to conduct field audit examinations and appraisals (including appraisals of fixed assets and Inventory) of the Co-Borrowers and each other Loan Party once each Fiscal Year; provided, however, that, so long as no Default or Event of Default exists and is continuing, each Lender shall continue to fund its Pro Rata Share of any borrowing hereunder during the period of time that the results of such field audit examinations and appraisals are pending. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to conduct field audit examinations and appraisals at such times and frequencies as the Collateral Agent deems appropriate. Each Lender shall have the right to participate, in a manner reasonably acceptable to such Lender, in such field audit examinations. The Co-Borrowers and any other Loan Party, as applicable, will reimburse the Collateral Agent for the expense of each (i) field audit examination at the Collateral Agent’s standard per diem rate per person, plus out-of-pocket expenses, and (ii) appraisal (to the extent that the Collateral Agent has retained the appraiser). Both of the Administrative Agent and the Collateral Agent shall cooperate in good faith to select the firm conducting any appraisals required or permitted under this Section 10.1.4.

10.1.5 Permitted Acquisitions.

(a) Conditions for Permitted Acquisitions. Subject to the provisions of this Section 10.1.5, the Co-Borrowers and their Wholly-Owned Subsidiaries may from time to time effect Acquisitions (each a Permitted Acquisition), so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):

(i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;

(ii) the business activities of any target of a Permitted Acquisition (the “Target”) are substantially similar to the business activities conducted by the Co-Borrowers and its Subsidiaries at the time of the transaction or a reasonable extension thereof;

(iii) in the case of any consolidation or merger involving a Co-Borrower, such Co-Borrower or an existing Subsidiary shall be the continuing or surviving corporation (provided, however, that under no circumstances may the Co-Borrowers merge into or consolidate with any Subsidiary that is not a Co-Borrower);

(iv) if the aggregate consideration for such Permitted Acquisition is greater than or equal to $10,000,0000, or if reasonably requested by the Administrative Agent, the Co-Borrowers have delivered to the Administrative Agent, to the extent reasonably available, (A) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (B) pro forma financial statements reflecting the combined projected performance of the Co-Borrowers and their Subsidiaries during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Co-Borrowers, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default or Event of Default hereunder;

(v) the aggregate consideration to be paid by the Co-Borrowers and their Subsidiaries on account of such transaction does not exceed $25,000,000;

(vi) immediately after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith), the Revolving Loan Availability of the Co-Borrowers shall equal or exceed $25,000,000;

(vii) such Permitted Acquisition is non-hostile (i.e., the prior, effective written consent or approval of the Target’s board of directors or equivalent governing body shall have been obtained);

(viii) if any Target remains a separate Domestic Subsidiary, such Target (A) shall have become a guarantor hereunder and a party to the Guaranty and Collateral Agreement in accordance with documentation acceptable to the Administrative Agent, or (B) shall have become a Co-Borrower hereunder and execute and deliver a joinder to this Agreement and the other Loan Documents, and the Co-Borrowers shall have delivered such evidence of the due authorization and execution of all documents in connection therewith and such related matters as the Administrative Agent or any Lender may reasonably request;

(ix) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(x) within 10 Business Days prior to any Permitted Acquisition, the Co-Borrowers shall have (x) given the Administrative Agent and the Lenders prior written notice of any Permitted Acquisition, (y) delivered to the Administrative Agent, if so required by such Administrative Agent, drafts of all material documents, to be executed and delivered in connection with such Permitted Acquisition, including, without limitation, any asset purchase agreements, stock purchase agreements, merger documents and other material agreements related to the Permitted Acquisition and (z) delivered to the Administrative Agent and each Lender an officer’s certificate executed by a Senior Officer of the Co-Borrowers, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (ix), inclusive, and containing the calculations (in reasonable detail) evidencing compliance with the preceding clauses (v) and (vi), which calculations shall be approved by the Administrative Agent.

(b) Pledge of Capital Securities. Within 10 Business Days following the creation or acquisition of a Subsidiary, or the acquisition of Capital Securities other equity interest of any Person, all Capital Securities or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Administrative Agent pursuant to (and to the extent required by) the Guaranty and Collateral Agreement.

10.1.6 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.7 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Loan Parties affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any uninsured litigation, arbitration or governmental proceeding not previously disclosed by the Co-Borrowers to the Lenders which has been instituted or, to the knowledge of the Co-Borrowers, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Co-Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Co-Borrowers with respect to any post-retirement welfare benefit plan, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation in any insurance maintained by any Loan Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.8 Borrowing Base Certificates. Within 20 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by a Senior Officer of the Co-Borrowers on behalf of the Co-Borrowers, together with summaries of all of the following reports: receivables schedules, collection and agings of accounts receivable and accounts payable, inventory reports and such other material reports, records or information as the Administrative Agent from time to time may reasonably request.

10.1.9 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Co-Borrowers by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Co-Borrowers.

10.1.10 Projections. Upon the request of the Administrative Agent, as soon as practicable, and in any event not later than January 31 of each Fiscal Year, financial projections for the Consolidated Group for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Co-Borrowers to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Co-Borrowers on behalf of the Co-Borrowers to the effect that (a) such projections were prepared by the Co-Borrowers in good faith, (b) the Co-Borrowers has a reasonable basis for the assumptions contained in such projections, and (c) such projections have been prepared in accordance with such assumptions.

10.1.11 Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.12 Receivables Schedules. As soon as available, and in any event within twenty (20) days after the end of each month of the Co-Borrowers, any and all receivables schedules, collection, agings of accounts receivable and accounts payable, inventory reports and such other material reports, records or information as the Administrative Agent from time to time may reasonably request.

10.1.13 Other Information. Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.2 Books, Records and Inspections. Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Co-Borrowers hereby authorize such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by the Administrative Agent shall be at the Co-Borrowers’ expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Co-Borrowers shall not be required to reimburse the Administrative Agent for the Administrative Agent’s inspections or audits more frequently than once each Fiscal Year.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted; provided, however, that nothing in this Section 10.3 shall prevent a Loan Party from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Loan Party, desirable in the conduct of such Loan Party’s business and not disadvantageous in any material respect to the Administrative Agent or the Lenders.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect, (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, for Capital Expenditures, for Permitted Acquisitions, for the 2007 Capital Securities Repurchase and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan, or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8 Environmental Matters. If any release of Hazardous Substances shall occur after the Closing Date on any real property of any Loan Party, the Co-Borrowers shall, or shall cause the applicable Loan Party to, cause the containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary in each case to materially comply with all Environmental Laws. Without limiting the generality of the foregoing, the Co-Borrowers shall, and shall cause each other Loan Party to, comply with any applicable Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance, subject to each Loan Party’s ability to challenge such order. The Co-Borrowers shall, and shall cause their respective Subsidiaries to, use good faith efforts to dispose of such Hazardous Substances at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 Further Assurances. Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of each Co-Borrower and each of its respective domestic Subsidiaries (as well as all Capital Securities of each Domestic Subsidiary and 65% of all Capital Securities of each direct Foreign Subsidiary)

and guaranteed by each Domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

10.10 Deposit Accounts.

(a) Unless the Administrative Agent otherwise consents in writing, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, maintain all of their principal deposit accounts with the Administrative Agent. In addition to the foregoing, each principal deposit account of the Loan Parties (a “Dominion Account”) shall be subject to a blocked account arrangement that shall provide for control and springing dominion over such Loan Parties’ cash deposited into such Dominion Account in the event that (i) the Revolving Loan Availability is at any time less than ten percent (10%) of the Aggregate Revolving Commitment or (ii) an Event of Default shall have occurred and is continuing (a “Dominion Event”). The Loan Parties shall deliver a fully executed control agreement for each Dominion Account, in form and substance acceptable to the Administrative Agent and the Collateral Agent, within thirty (30) days of the Closing Date.

(b) Upon the occurrence of a Dominion Event, the Administrative Agent shall deliver notice to the financial institution at which such Dominion Account is maintained to comply with the instructions of the Administrative Agent set forth in the control agreement executed with respect to the applicable Dominion Account. The Administrative Agent shall deliver a copy of any such notice to the Co-Borrowers at or about the same time as the Administrative Agent delivers the foregoing notice. If the Administrative Agent has notified the Loan Parties and the applicable financial institution that a Dominion Event has occurred and has directed such financial institution to make daily transfer of payments or other remittances received in the Dominion Account to the Administrative Agent’s account and, at any time thirty (30) Business Days or more after the effective date of such notice, (i) the average Revolving Loan Availability for any sixty (60) consecutive day period equals or exceeds ten percent (10%) of the Aggregate Revolving Commitment and (ii) no Event of Default has occurred and is continuing, then the Administrative Agent shall rescind its notice to the applicable financial institution directing such financial institution to make daily transfers of all payments and other remittances received in the Dominion Account to the Administrative Agent’s account for application to the Obligations. Upon a subsequent occurrence of a Dominion Event, the Administrative Agent shall have the right to re-notify the applicable financial institutions to make daily transfers to the Administrative Agent’s account for application to the Obligations.

Section 11 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Co-Borrowers agree that, unless at any time the Required Lenders shall otherwise expressly consent in writing, they will:

11.1 Debt. Not, and not permit any other Loan Party or a Subsidiary of a Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all annual payments on such Debt at any time outstanding shall not exceed $5,000,000, net of any payments received pursuant to those Capital Leases and other transactions;

(c) Debt of any Unrestricted Loan Party from any other Unrestricted Loan Party; Debt of any Restricted Loan Party from any other Restricted Loan Party; Debt of any Restricted Loan Party from any Unrestricted Loan Party, so long as such Debt is a permitted Investment of such Unrestricted Loan Party under Section 11.8; Debt of any Unrestricted Loan Party from any Restricted Loan Party, provided that any such Debt constitutes unsecured, Subordinated Debt;

(d) Debt consisting of Hedging Obligations to any Lender, or to any other Person provided that such Debt is unsecured;

(e) Debt, not otherwise permitted hereunder, in an amount less than or equal to $5,000,000 in the aggregate at any time outstanding;

(f) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(g) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.4; and

(h) Contingent Liabilities with respect to Debt permitted under clauses (a) through (g) of this Section 11.1.

11.2 Liens. Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Closing Date;

(d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition), and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(f) Liens arising under the Loan Documents;

(g) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(h) bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution;

(i) licenses, leases or subleases granted to other Persons if and to the extent such licenses, leases and subleases do not interfere in any material respect with the business of any Loan Party or any of their respective Subsidiaries and does not diminish the value of, or impair any right of the Lenders in or to any Collateral (as such term is defined in the applicable Collateral Agreement); and

(j) additional Liens, as long as the value of the property subject to such Liens and the Debt secured thereby does not exceed $5,000,000.

11.3 Restricted Payments. Not, and not permit any other Loan Party to, (a) make any distribution to any holders of their Capital Securities, (b) purchase or redeem any of their Capital Securities (other than, pursuant to a Capital Securities repurchase program in effect prior to the date hereof, to repurchase their Capital Securities in an amount not to exceed $50,000,000, provided that such repurchases occur prior to December 31, 2008, and are funded by cash or Cash Equivalent Investments (the “2007 Capital Securities Repurchase”)), (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing (collectively, the “Restricted Payments”). Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to any Subsidiary of FreightCar America, provided, however, that no Loan Party may make any dividend or other distribution to any Subsidiary that is not a Loan Party, (ii) so long as permitted by applicable law and no Event of Default or Unmatured Event of Default exists or would result therefrom, Subsidiaries of FreightCar America may make Restricted Payments to FreightCar America and FreightCar America may make distributions to holders of its Capital Securities, make repurchases of Capital Securities (other than the 2007 Capital Securities Repurchase) and pay dividends in an aggregate amount not to exceed $12,000,000 in any Fiscal Year, and (iii) the Co-Borrowers may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.

11.4 Mergers, Consolidations, Sales. Except for Permitted Acquisitions, not, and not permit any other Loan Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Co-Borrowers or into any other domestic Wholly-Owned Subsidiary, (ii) any such purchase or other acquisition by the Co-Borrowers or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary, (iii) any merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Loan Party into any Co-Borrower, and (iv) sales and dispositions of assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the Co-Borrowers) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of the Loan Parties as of the last day of the preceding Fiscal Year.

The Lenders agrees that the security interest granted to the Lenders in any railroad rolling stock shall be automatically released as described in Section 9-320 of the UCC upon sale by the Co-Borrowers of such railroad rolling stock to a buyer in the ordinary course of business; provided, however, the such security interest shall attach to the proceeds of such sale; and

provided, further, that the foregoing shall not affect the Lenders’ security interest in any security interest of the Co-Borrowers in the property of such buyers to the extent that such security interest secures the purchase price for such railroad rolling stock. Subject to the terms of this Section 11.4, if the Co-Borrowers shall request in writing that the Administrative Agent evidence the release referred to in this Section 11.4 with respect to specific railroad cars, the Administrative Agent shall promptly execute and deliver a partial release with respect to such railroad cars substantially in the form of Exhibit A to the Guaranty and Collateral Agreement. In the event that any Loan Party is granted a security interest in any railroad rolling stock or other property as collateral security for the purchase price of such railroad rolling stock or other property, such Loan Party agrees that it shall execute and deliver all documents requested by the Administrative Agent in order to reflect and perfect the collateral assignment of the foregoing security interest of such Loan Party to the Administrative Agent, for the benefit of the Lenders.

11.5 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party or Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form, except pursuant to a transaction permitted under Section 10.1.5.

11.6 Transactions with Affiliates. Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

11.7 Business Activities; Issuance of Equity. Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.

11.8 Investments. Not, and not permit any other Loan Party or Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by any Loan Party to the capital of any Co-Borrower;

(b) Permitted Acquisitions;

(c) Investments constituting Debt permitted by Section 11.1;

(d) Investments in Foreign Subsidiaries made during any Fiscal Year in an amount not to exceed 10% of the Tangible Net Worth of the Co-Borrowers;

(e) Contingent Liabilities constituting Debt permitted by Section 11.1;

(f) Cash Equivalent Investments;

(g) Investments in securities of Account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors and advances in the form of progress payments, prepaid rents or security deposits in the ordinary course of business;

(h) Investments listed on Schedule 11.8 as of the Closing Date; and

(i) other Investments not to exceed $5,000,000 in the aggregate outstanding at any time.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clauses (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default exists.

11.9 Fiscal Year. Not change its Fiscal Year.

11.10 Grant of Negative Pledge on Real Property. Not, and not permit any other Loan Party to, agree (other than in the Loan Documents) with another party not to pledge, mortgage or otherwise encumber or subject to, or not to permit to exist upon or be subjected to, any lien, security interest or charge upon, any real property at any time owned by any Co-Borrower.

11.11 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than 1.10 to 1.00.

11.12 Cancellation of Debt. Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

Section 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

12.1 Credit Extension. The effectiveness of this Agreement is subject to the conditions precedent that the Administrative Agent shall have received evidence, reasonably satisfactory to the Administrative Agent, that all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Notes. A Note for each Lender.

12.1.2 Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority, (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent, (c) bylaws (or similar governing document), (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5 Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.6 Opinions of Counsel. Opinions of counsel for each Loan Party.

12.1.7 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.8 Copies of Documents. Copies of (a) audited financial statements for the Consolidated Group for the Fiscal Years ended December 31, 2005, and December 31, 2006, and (b) other financial information reasonably requested by the Administrative Agent or the Lenders, certified by the secretary or assistant secretary (or similar officer) of FreightCar America as being true, accurate and complete.

12.1.9 Payment of Fees. Evidence of payment by the Co-Borrowers of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Co-Borrowers and the Administrative Agent).

12.1.10 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of the Co-Borrowers.

12.1.11 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with copies of such financing statements and such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.12 Filings, Registrations and Recordings. The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.13 Borrowing Base Certificate. A Borrowing Base Certificate dated as of the Closing Date.

12.1.14 Closing Certificate, Consents and Permits. A certificate executed by an officer of the Co-Borrowers on behalf of the Co-Borrowers certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.15 Other. Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Conditions. The obligation (a) of each Lender to make each Loan, and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate. If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Co-Borrowers as to the matters set out in

Section 12.2.1 (it being understood that each request by the Co-Borrowers for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Co-Borrowers that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

Section 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Co-Borrowers hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default shall occur and any applicable grace period shall have expired under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 45 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.4 Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.7, 10.5 or Section 11; provided, however, (i) if any Loan Party fails to be in good standing as required under Section 10.3(b), such Loan Party shall have 10 Business Days after it has or reasonably should have had notice of such deficiency to resume its good standing, and (ii) if any Loan Party fails to be in good standing as required under Section 10.5, such Loan Party shall have 30 days after it has or reasonably should have had notice of such deficiency to resume its good standing, or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days after the Co-Borrower or any Loan Party has or reasonably should have had notice thereof.

13.1.5 Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.6 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Co-Borrowers or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $2,500,000, (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) a Co-Borrower or any member of the Controlled Group withdraws or partially withdraws from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Co-Borrowers or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000.

13.1.7 Judgments. Final judgments which exceed an aggregate of $2,500,000 shall be rendered against any Loan Party (unless the payment of such judgment is fully insured and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.8 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.9 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.10 Change of Control. A Change of Control shall occur.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.3 shall occur in respect of any Co-Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Co-Borrowers shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Co-Borrowers immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Co-Borrowers shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Co-Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Co-Borrowers or as a court of competent jurisdiction may elect.

Section 14 THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Agent shall have any duty or responsibility except those expressly set forth herein, nor shall such Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent or the Collateral Agent, as the context requires, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation of the Agents. Neither Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Co-Borrowers, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Co-Borrowers or any other party to any Loan Document to perform its Obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Co-Borrowers or any of the Co-Borrowers’ Subsidiaries or Affiliates.

14.5 Reliance by the Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution,

representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Co-Borrowers), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify such Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless such Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Co-Borrowers referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision. Each Lender acknowledges that no Agent has made any representation or warranty to it, and that no act by an Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by such Agent to any Lender as to any matter, including whether such Agent has disclosed material information in its possession. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Co-Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Agents and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Co-Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Co-Borrowers which may come into the possession of such Agent.

14.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Co-Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Administrative Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and their Affiliates as though LaSalle were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, LaSalle or its Affiliates may receive information regarding the Co-Borrowers or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Co-Borrowers or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Administrative Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Agents. Either Agent may resign as Administrative Agent or Collateral Agent, the context requires, upon 30 days’ notice to the Lenders. If an Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Co-Borrowers (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of an Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Co-Borrowers, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” or “Collateral Agent”, as the context requires, shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 and Sections 15.7 and 15.19 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document: (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Co-Borrowers hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) subject to Section 15.2, if approved, authorized or ratified in writing by the Required Lenders, or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Co-Borrowers in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)); or (iv) release liens on real property. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Co-Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 5 and Sections 15.7 and 15.19) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 5 and Sections 15.7 and 15.19.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 15 GENERAL.

15.1 Second Amended and Restated Credit Agreement. This Agreement constitutes an amendment to, and a complete restatement of, the Previous Credit Agreement.

15.2 Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement), (d) effectuate any increases to the advance rates referenced in the Borrowing Base that results in any such advance rate being in excess of such advance rate as in effect on the Closing Date without the consent of all Lenders, (e) effectuate any amendment or change to the components of the Borrowing Base set forth in clause (b) thereof, having the effect of increasing the Revolving Loan Availability (except (i) as provided by Section 2.4, (ii) amendments or changes to the Borrowing Base Reserve, (iii) as provided in clause (d) above with respect to advance rates or (iv) such amendments or changes that result in such components being as or less favorable to the Co-Borrowers than such components are on the Closing Date), without the consent of all Lenders or (f) release any party from its obligations under the Guaranty, other than in connection with a transaction expressly permitted hereunder, or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.2 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

15.3 Replacement of Non-Consenting Lender. If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires the consent of such Lender in order to be effective, then the Administrative Agent may or the Co-Borrowers may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.7(b)) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to a Replacement Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment).

15.4 Confirmations. The Co-Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.5 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Co-Borrowers, and the Co-Borrowers shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.6 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Co-Borrowers notify the Administrative Agent that the Co-Borrowers wish to amend any covenant in Section 10.1 or Section 11.11 (or any related definition)

to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Co-Borrowers that the Required Lenders wish to amend Section 10.1 or Section 11.11 (or any related definition) for such purpose), then the Co-Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Co-Borrowers and the Required Lenders.

15.7 Costs, Expenses and Taxes. The Co-Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after the occurrence of an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. All Obligations provided for in this Section 15.7 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.8 Assignments; Participations.

15.8.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitment, with the prior written consent of the Administrative Agent, the Issuing Lender and, so long as no Event of Default exists, the Co-Borrowers (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Co-Borrowers and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Co-Borrowers would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than the Co-Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Co-

Borrowers will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.8.1 shall be treated as the sale of a participation under Section 15.8.2. The Co-Borrowers shall be deemed to have granted their consent to any assignment requiring its consent hereunder unless the Co-Borrowers have expressly objected to such assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Co-Borrowers shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Aggregate Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Aggregate Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Co-Borrowers any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.8.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitment or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Co-Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (c) all amounts payable by the Co-Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.2 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Co-Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Co-Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 or Section 8 as if it were a Lender (provided that no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.9 Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.10 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.11 Confidentiality. As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments, (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.11 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above), (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process, (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law, (e) effectuate any amendment or change to the components of the Borrowing Base set forth in clause (b) thereof, having the effect of increasing the Revolving Loan Availability (except (i) as provided by Section 2.4, (ii) amendments or changes to the Borrowing Base Reserve, (iii) as provided in clause (d) above with respect to advance rates or (iv) such amendments or changes that result in such components being as or less favorable to the Co-Borrowers than such components are on the Closing Date), without the consent of all Lenders (f) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party, (g) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties, or (i) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Co-Borrowers consent to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.12 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Co-Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.13 Nature of Remedies. All Obligations of the Co-Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.14 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Co-Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.15 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.16 Successors and Assigns. This Agreement shall be binding upon the Co-Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Co-Borrowers, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Co-Borrowers may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.17 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.18 Customer Identification - USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or LaSalle, as applicable, to identify the Loan Parties in accordance with the Act.

15.19 INDEMNIFICATION BY THE CO-BORROWERS. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE CO-BORROWERS HEREBY AGREE TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE

“INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES, OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE CO-BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.19 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.20 Nonliability of Lenders. The relationship between the Co-Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Co-Borrowers agree, on behalf of themselves and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE CO-BORROWERS ON BEHALF OF THEMSELVES AND EACH OTHER LOAN PARTY, HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Co-Borrowers acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which they are a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders

15.21 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE CO-BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE CO-BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE CO-BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.22 WAIVER OF JURY TRIAL. EACH OF THE CO-BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

FREIGHT CAR SERVICES, INC., FREIGHTCAR ROANOKE, INC., JAC OPERATIONS, INC., JAIX LEASING COMPANY and JOHNSTOWN AMERICA CORPORATION

By	/s/ Kevin P. Bagby

Name:	Kevin P. Bagby
Title:	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary

(Signature Page to Second Amended and Restated Credit Agreement)

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, as Issuing Lender and as a Lender

By	/s/ Hollis Griffin
Name:	Hollis Griffin
Title:	First Vice President

(Signature Page to Second Amended and Restated Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ T. Fossa
Name:	T. Fossa
Title:	SVP

(Signature Page to Second Amended and Restated Credit Agreement)

NATIONAL CITY BUSINESS CREDIT, INC., as Collateral Agent and as a Lender

By	/s/ Thomas F. Karlov
Name:	Thomas F. Karlov
Title:	Director

(Signature Page to Second Amended and Restated Credit Agreement)

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share*/
LaSalle Bank National Association	$40,000,000**/	40.000000000%
U.S. Bank National Association	$35,000,000	35.000000000%
National City Business Credit, Inc.	$25,000,000	25.000000000%
TOTALS	$100,000,000	100%

*/	Carry out to nine decimal places.
**/	Includes Swing Line Commitment Amount of $10,000,000.

ANNEX A-1

ANNEX B

ADDRESSES FOR NOTICES

JOHNSTOWN AMERICA CORPORATION

17 Johns Street

Johnstown, PA 15907

Attn: Glen T. Karan

Telecopy No.: (814) 533-5010

FREIGHTCAR ROANOKE, INC.

17 Johns Street

Johnstown, PA 15907

Telecopy No.: (814) 533-5010

FREIGHT CAR SERVICES, INC.

2313 Cannon Street

Danville, IL 61832

Telecopy No.: (814) 533-5010

JAIX LEASING COMPANY

Two North Riverside Plaza

Suite 1250

Chicago, IL 60606

Telecopy No.: (814) 533-5010

JAC OPERATIONS, INC.

17 Johns Street

Johnstown, PA 15907

Telecopy No.: (814) 533-5010

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

LASALLE BANK NATIONAL ASSOCIATION

135 South LaSalle Street

Chicago, Illinois 60603

Attn: Hollis Griffin, First Vice President

Telephone: (312) 904-7281

Facsimile: (312) 904-2903

ANNEX B-1

All Other Notices

LASALLE BANK NATIONAL ASSOCIATION

135 South LaSalle Street

Chicago, Illinois 60603

Attention: Maria M. Coronado

Telephone: (312) 904-7517

Facsimile: (312) 904-4448

U.S. BANK NATIONAL ASSOCIATION

Suite 410

209 South LaSalle Street

Chicago, Illinois 60604

Attention: Timothy Fossa

Telephone: (312) 325-8766

Facsimile: (312) 325-8750

NATIONAL CITY BUSINESS CREDIT, INC.

One N. Franklin, 25th Floor

Chicago, IL 60606

Attention: Thomas Karlov

Telephone: (312) 338-5278

Facsimile: (312) 384-4618

ANNEX B-2

SCHEDULE 9.8

SUBSIDIARIES

Subsidiaries of FreightCar America, Inc.

JAC Intermedco, Inc.

-	JAC Operations, Inc.

-	JAIX Leasing Company

-	Freight Car Services, Inc.

-	Freight Car Roanoke, Inc.

-	Johnstown America Corporation

-	JAC Patent Company

Note:	All of the above-named corporations are incorporated under the laws of the State of Delaware.

S-9.8-1

SCHEDULE 9.14

ENVIRONMENTAL MATTERS

Any and all matters disclosed in the following reports:

1.	Phase I Environmental Site Assessment and Limited Compliance Review, Johnstown America Corporation, Freight Car Division, Shell and Franklin Plants, prepared by First Environment, dated December 2004.

2.	Phase I Environmental Site Assessment and Limited Compliance Review, Freight Car Services, Inc., Danville, Illinois, prepared by First Environment, dated December 2004.

S-9.14-1

SCHEDULE 9.15

REAL PROPERTY

A.	Owned Real Property

1.	17 Johns Street, Johnstown, Pennsylvania 15901

2.	Franklin Assembly Plant and Fab Shop, River Avenue, Franklin Borough, Johnstown, Pennsylvania 15907

3.	2313 Cannon Street, Danville, Illinois 61832

4.	Woodvale Warehouse, 300 Maple Avenue, Johnstown, PA 15901, Johnstown Pennsylvania

5.	312 Greystone Lane, Johnstown, PA 15905

B.	Leased Real Property

1.	Richland Warehouse and Tech Center, 129 Industrial Park Road, Richland Township, Cambria County, Pennsylvania; Lessor: JFY Toledo Properties, Inc. (d/b/a The Basic Building), 4510 Lint Avenue, Toledo, Ohio 43612

2.	Two North Riverside Plaza, Suite 1250, Chicago, Illinois 60606; Lessor: Two Joint Venture Limited Partnership, c/o Equity Office Properties, Two North Riverside Plaza, Suite 1430, Chicago, Illinois 60606.

3.	PO Box 13647, Roanoke, Virginia 24036; Lessor: Norfolk Southern Railway Company, c/o Director Real Estate, Norfolk Southern Corporation, 1200 Peachtree Street, NE, 12th Floor, Atlanta, Georgia 30309

4.	830 Cambell Ave., SE, Roanoke, VA 24013, City Parcel No. 3015010; Norfolk Southern Railway Company, c/o Director Real Estate, Norfolk Southern Corporation, 1200

S-9.15-1

SCHEDULE 9.19

LABOR MATTERS

1.	42-month collective bargaining agreement as set forth in November 15, 2004 settlement agreement between Johnstown America Corporation and United Steelworkers of America.

2.	Collective Bargaining Agreement between Freight Car Services, Inc. and the International Union, United Automobile, Aerospace and Agricultural Implement Workers Of America, UAW and its Local 2419, dated May 19, 2003 and effective for a period of 60 months commencing November 1, 2003.

3.	Collective Bargaining Agreement between FreightCar Roanoke and the Brotherhood of Railway Carmen Division of TCU, dated February 1, 2006 and expires February 1, 2011.

S-9.19-1

SCHEDULE 11.1

EXISTING DEBT

None.

S-11.1-1

SCHEDULE 11.2

EXISTING LIENS

See attached.

S-11.2-1

Debtor	Jurisdiction	Secured Party	Filing No.	Filing Date	Lien Description
Freight Car Services, Inc.	DE SOS	NMHG Financial Services Inc.	42956375	10/20/04	Leased Equipment

Johnstown America Corporation	DE SOS	The CIT Group/Equipment Financing, Inc.	20525091	02/28/02	273 Aluminum Bethgon Coalporter Railcars marked; Interim User Agreement dated 1/31/02 between Johnstown America Corporation and Entergy Arkansas, Inc.; Railcar Manufacturing Agreement dated 1/31/02 between Johnstown America Corporation and Entergy Arkansas, Inc.

			Continuation 63904018	11/08/06

			Amendment 63904042	11/08/06	Amend Secured Parties address

Johnstown America Corporation	DE SOS	Phoenixcor, Inc.	22010829	07/31/02	In Lieu of IL SOS; Leased property

S-11.2-2

Johnstown America Corporation	DE SOS	Sun Microsystems Finance a Sun Microsystems, Inc. Business	23071093	12/09/02	Leased Equipment

Johnstown America Corporation	DE SOS	Dell Financial Services, L.P.	40286254	02/03/04	Leased Equipment

Johnstown America Corporation	DE SOS	Dollar Bank Leasing Corp.	40761892	03/11/04	Per Schedule A (not attached)

Johnstown America Corporation	DE SOS	CitiCapital Technology Finance, Inc.	41588617	06/09/04	Equipment

Johnstown America Corporation	DE SOS	CitiCapital Technology Finance, Inc.	51086082	04/04/05	Leased Equipment

S-11.2-3

SCHEDULE 11.8

INVESTMENTS

None.

S-11.8-1

EXHIBIT A

FORM OF NOTE

August 24, 2007

$	Chicago, Illinois

The undersigned, for value received, promises to pay to the order of                                               (the “Lender”) at the principal office of LaSalle Bank National Association (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Second Amended and Restated Credit Agreement, dated as of August 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated. [This Note is issued in substitution for and replacement of but not in payment of the Co-Borrowers’ Revolving Note dated as of April 11, 2005, payable to the order of the Lender in the original principal amount of $                    .]

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

JOHNSTOWN AMERICA CORPORATION	JAIX LEASING COMPANY

By:	By:
Name:	Name:
Title:	Title:

FREIGHT CAR SERVICES, INC.	JAC OPERATIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

A-1

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.

Reports. Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Co-Borrowers as at             ,          (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations (subject to the absence of footnotes and to normal year-end adjustments) of the Co-Borrowers as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.

Financial Tests. The Co-Borrowers hereby certify and warrant to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:

A.	EBITDA
	1.	Consolidated Net Income		$

	2.	Plus:	net Interest Expense	$
			depreciation	$
			depletion	$
			amortization	$
			non-cash Organizational Matters	$
			Tax Expense	$
			loss/(income) from discontinued operations	$
			minority interests/(income)	$
			extraordinary losses/(gains)	$
			other non-cash items	$
			reasonable fees and expenses	$
incurred in connection with this Agreement and the Previous Agreement and related documents $[ ] in fees and expenses$ incurred in connection with a Permitted Acquisition

	4.	Total EBITDA		$

B.	Section 11.11 – Fixed Charge Ratio

	1.	EBITDA		$
(from Item A(3) above)

	2.	Plus:	rental expense	$

	3.	Minus:	Unfinanced
		Capital Expenditures		$

	4.	Minus:	Cash Taxes	$

	5.	Minus:	Restricted Payments	$

	6.	Sum of B.1 + B.2 - B.3 - B.4 - B.5		$

	7.	Interest Expense		$

	8.	Plus:	Principal Repayments	$

	9.	Plus:	rental expense	$

	10.	Sum of B.7 + B.8 + B.9		$

	11.	Ratio of B.6 to B.10			to 1.00

	12.	Minimum allowed			1.10 to 1.00

Signature page follows

The Co-Borrowers further certify to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Co-Borrowers have caused this Certificate to be executed and delivered by their duly authorized officer on             ,         .

JOHNSTOWN AMERICA CORPORATION

By:
Name:
Title:

FREIGHT CAR SERVICES, INC.

By:
Name:
Title:

JAIX LEASING COMPANY

By:
Name:
Title:

JAC OPERATIONS, INC.

By:
Name:
Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:	LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Co-Borrowers hereby certify and warrant to the Administrative Agent and the Lenders that at the close of business on                     ,          (the “Calculation Date”), the Borrowing Base was $                    , computed as set forth on the schedule attached hereto.

The Co-Borrowers have caused this Certificate to be executed and delivered by their officer thereunto duly authorized on                     ,         .

JOHNSTOWN AMERICA CORPORATION

By:
Name:
Title:

FREIGHT CAR SERVICES, INC.

By:
Name:
Title:

JAIX LEASING COMPANY

By:
Name:
Title:

JAC OPERATIONS, INC.

By:
Name:
Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [                                ]

A.	ELIGIBLE ACCOUNTS

1. Total Accounts (net of any credits) as of , 200 .	$

2. Less ineligible Accounts:

(a) Accounts over 90 days past invoice date or 60 days past the specified due date.	$

(b) Accounts owed by any unit of government, whether foreign or domestic, unless such Account is a U.S. Government obligation and the Administrative Agent’s pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act which have been delivered to and approved by the Administrative Agent.

$

(c) that portion of Accounts that are conditional, disputed or subject to a known claim of offset or a contra account or with respect to which a defense, counterclaim, right to discount or deduction has been asserted.

$

(d) Accounts that are owed by an account debtor whose principal corporate office is located outside the United States or Canada.	$

(e) Accounts owed by an account debtor that is the subject of dissolution, liquidation, bankruptcy proceedings or has gone out of business.	$

(f) Accounts owed by an Affiliate of any Co-Borrower and Accounts with whom any Co-Borrower is obligated with respect to goods sold or services rendered by such account party.	$

(g) Accounts not subject to a duly perfected security interest in favor of the Administrative Agent or which are subject to any lien, security interest or claim in favor of any Person other than the Administrative Agent (other than Permitted Liens described in Sections 11.2(a) and (b)).

$

(h) That portion of Accounts that has been restructured, extended, amended or modified as a result of an account debtor’s inability to pay.	$

(i) That portion of Accounts relating to Eligible Finished Inventory.	$

(j) That portion of Accounts constituting a finance charge, service charge or interest.	$

(k) Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount due under Accounts from such account debtor is ineligible under (a), (c) or (h) above.

$

(l) Accounts, or portions thereof, otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.	$

3. Total ineligible Accounts (sum of lines (a) through (l)).	$

4. TOTAL ELIGIBLE ACCOUNTS (line 1 minus 3).	$

B.	ELIGIBLE FOREIGN ACCOUNTS

5. Total Accounts due and owing by an account debtor located outside the United States or Canada (net of any credits) as of , 200 .	$

6. Less ineligible Accounts:

(a) that portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Co-Borrowers to the customer.	$

(b) that portion of Accounts for which an invoice has not been sent to the applicable account debtor.	$

(c) Accounts owed by any unit of government.	$

(d) that portion of Accounts that constitute advertising, finance charges, service charges or sales or excise taxes.	$

(e) Accounts owed by any one Account debtor located outside the United States that would permit Advances supported by such Account debtor’s Accounts to exceed $500,000 if such Account debtor is rated BBB-minus or better by Standard and Poors, or is controlled by entities rated BBB-minus or better by Standard and Poors.

$

(f) Accounts denominated in any currency other than United States dollars, Canadian dollars, Swiss francs, Japanese yen, United Kingdom pounds sterling or European Union Euros.	$

(g) Accounts owed by debtors located in countries not acceptable to the Administrative Agent in its sole discretion.	$

(h) Accounts otherwise deemed unacceptable to the Administrative Agent in its reasonable discretion.	$

7. Total ineligible foreign Accounts (sum of lines (a) through (h)).	$

8. TOTAL ELIGIBLE FOREIGN ACCOUNTS (line 5 minus 7).	$

C.	ELIGIBLE FINISHED INVENTORY:

9.      Total Inventory consisting of Finished Railcars (at the selling price as determined in accordance with the sales contract, if applicable or, in the case of Inventory not subject to a purchase order, railcars for which production has been completed at the projected selling price estimated by the Co-Borrowers in good faith and, to the extent a Person signing a Collateral Access Agreement refuses to waive its Liens in such Inventory, reduced by an amount equal to one year’s rent on the facility in which such Inventory is located) as of                     , 200  .

$

10. Less ineligible Inventory:

(a) (i) Inventory that is in transit.	$

(ii) Inventory located at any warehouse or leased premises with respect to which the Administrative Agent has not received an acceptable Collateral Access Agreement within 60 days of the Closing Date.	$

(iii) Inventory located outside the United States.	$

(iv) Inventory covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title.	$

(v) Inventory that is on consignment to or from any other Person or subject to any bailment of any kind or description.	$

(b) Inventory older than 365 days.	$

(c) Inventory that is unmerchantable, unmarketable, spoiled, damaged obsolete or otherwise unfit for sale.	$

(d) Inventory constituting Eligible Semi-Finished Inventory.	$

(e)    Inventory which is not owned by a Co-Borrower free and clear of all liens, claims and rights of others (including any rights of reclamation or equitable claims), is subject to a security interest in favor of any Person other than the Administrative Agent or in which the Administrative Agent does not have a valid and perfected first priority security interest.

$

(f) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account.	$

(g) Inventory otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.	$

11. Total ineligible Finished Inventory (sum of lines (a) through (g)).	$

12. TOTAL ELIGIBLE FINISHED INVENTORY (line 9 minus line 11).	$

D.	ELIGIBLE SEMI-FINISHED INVENTORY:

13.    Total Inventory consisting of railcars and railcar kits issued by Persons other than Affiliates of the Co-Borrowers (lower of cost or market value), and, to the extent a Person signing a Collateral Access Agreement refuses to waive its Liens in such Inventory, reduced by an amount equal to one year’s rent on the facility in which such Inventory is located, as of                     , 200  .

$

14. Less ineligible Inventory:

(a) (i) Inventory that is in transit.	$

(ii) Inventory located at any warehouse or leased premises with respect to which the Administrative Agent has not received an acceptable Collateral Access Agreement within 60 days of the Closing Date.	$

(iii) Inventory located outside the United States.	$

(iv) Inventory covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title.	$

(v) Inventory that is on consignment to or from any other Person or subject to any bailment of any kind or description.	$

(b) Inventory older than 365 days.	$

(c) Inventory that is unmerchantable, unmarketable, spoiled, damaged, obsolete or otherwise unfit for sale.	$

(d)    Inventory which is not owned by a Co-Borrower free and clear of all liens, claims and rights of others, is subject to a security interest in favor of any Person other than the Administrative Agent (other than Permitted Liens described in Sections 11.2(a) and (b)) or in which the Administrative Agent does not have a valid and perfected first priority security interest.

$

(e) Inventory which constitutes “bill and hold” goods, except to the extent the Account arising from such “bill and hold” sale is not otherwise included as an Eligible Account.	$

(f) Railcars being manufactured without purchase orders, to the extent such railcars exceed 10% of the of the aggregate amount of the Semi-Eligible Finished Inventory.	$

(g) Inventory otherwise deemed ineligible by the Administrative Agent in good faith and at its reasonable discretion.	$

15. Total ineligible Semi-Finished Inventory (sum of lines (a) through (g)).	$

16. TOTAL ELIGIBLE SEMI-FINISHED INVENTORY (line 13 minus line 15).	$

E.	PP&E

17. Net book value of PP&E.	$

18. Net book value of PP&E that constitutes Deemed Foreign Assets.	$

19. 50% of Line 17 minus Line 18.	$

F.	BORROWING BASE:

20. 85% of Eligible Accounts (line 4).	$

21. 85% of Eligible Foreign Accounts (line 8).	$

22. 70% of Eligible Finished Inventory, excluding that portion of Eligible Finished Inventory not subject to a purchase order that exceeds 10% of such Eligible Finished Inventory (line 12).	$

23.    60% of Eligible Semi-Finished Inventory, excluding that portion of Eligible Semi-Finished Inventory not subject to a purchase order that exceeds 10% of such Eligible Semi-Finished Inventory (line 16).

$

24. the lesser of (A) Line 19 or (B) $25,000,000.	$

25. less the Borrowing Base Reserve.	$

26. Sum of Lines 20, 21, 22, 23, 24 and 25	$

27. Maximum Borrowing Base (the Lesser of Aggregate Revolving Commitment and Line 26).	$

28. Less Revolving Outstandings Amount (includes Stated Amount of all Letters of Credit) as of , 200 .	$

29. Availability under the Revolving Facility (Line 27 minus Line 28).	$

EXHIBIT D

FORM OF

ASSIGNMENT AGREEMENT

Date:

To:	Johnstown America Corporation,
Freight Car Services, Inc.,
JAC Operations, Inc.,
JAIX Leasing Company, and
FreightCar Roanoke, Inc.

and

LaSalle Bank National Association, as Administrative Agent

Re:	Assignment under the Credit Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 15.8.1 of the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), various financial institutions and LaSalle Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

                     (the “Assignor”) hereby sells and assigns, without recourse, to (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to     % of all of the Loans, of the participation interests in the Letters of Credit and of the Commitments, such sale, purchase, assignment and assumption to be effective as of , ___, or such later date on which the Co-Borrowers and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Percentages for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Co-Borrowers and the Administrative Agent that, as of the date hereof, the Co-Borrowers will not be obligated to pay any greater amount under Sections 7.6 or 8 of the Credit Agreement than the Co-Borrowers are obligated to pay to the Assignor under such Section. [The Assignee has delivered, or is delivering concurrently herewith, to the Co-Borrowers and the Administrative Agent the forms required by Section 7.6 of the Credit Agreement.] [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.] The [Assignee/Assignor] [Borrower] shall pay the fee payable to the Administrative Agent pursuant to Section 15.8.1.

The Assignee hereby confirms that it has received a copy of the Credit Agreement. Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)	the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)	the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)	Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:
Name:
Title:

Adjusted Percentage = %	[ASSIGNOR]

By:
Name:
Title:

ACKNOWLEDGED AND CONSENTED TO this day of , ,

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ACKNOWLEDGED AND CONSENTED TO this day of

JOHNSTOWN AMERICA CORPORATION

By:
Name:
Title:

FREIGHT CAR SERVICES, INC.

By:
Name:
Title:

JAIX LEASING COMPANY

By:
Name:
Title:

JAC OPERATIONS, INC.

By:
Name:
Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF BORROWING

To: LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)	The requested borrowing date for the proposed borrowing (which is a Business Day) is , .

(ii)	The aggregate amount of the proposed borrowing is $ .

(iii)	The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)	The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The Co-Borrowers have caused this Notice of Borrowing to be executed and delivered by their officer thereunto duly authorized on                 ,        .

JOHNSTOWN AMERICA CORPORATION

By:
Name:
Title:

E-1

FREIGHT CAR SERVICES, INC.

By:
Name:
Title:

JAIX LEASING COMPANY

By:
Name:
Title:

JAC OPERATIONS, INC.

By:
Name:
Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To: LaSalle Bank National Association, as Administrative Agent

Please refer to the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), various financial institutions and LaSalle Bank National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)	on [ date ] convert $[ ]of the aggregate outstanding principal amount of the [ ] Loan, bearing interest at the [ ] Rate, into a(n) [ ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [ ] month(s)];

[(b)	on [ date ] continue $[ ]of the aggregate outstanding principal amount of the [ ] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [ ] month(s)].

The Co-Borrowers have caused this Notice of Conversion/Continuation to be executed and delivered by their officer thereunto duly authorized on                 ,         .

JOHNSTOWN AMERICA CORPORATION

By:
Name:
Title:

FREIGHT CAR SERVICES, INC.

By:
Name:
Title:

F-1

JAIX LEASING COMPANY

By:
Name:
Title:

JAC OPERATIONS, INC.

By:
Name:
Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF

INCREASE REQUEST

Reference is made to the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) entered into among JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”), the financial institutions that are or may from time to time become parties thereto (together with their respective successors and assigns, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as administrative agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

In accordance with Section 2.4 of the Credit Agreement, the Co-Borrowers hereby requests an increase in the Aggregate Revolving Commitment from $                         to $                        . Such increase shall be made by [increasing the Commitment of                          from $                         to $                        ] [adding                  as an Additional Lender under the Credit Agreement with a Commitment of $                        ] as set forth in the letter attached hereto. Such increase shall be effective three Business Days after the date that the Administrative Agent acknowledges receipt of the letter attached hereto or such other date as is agreed among the Co-Borrowers, the Administrative Agent and the [increasing] [Additional] Lender.

JOHNSTOWN AMERICA CORPORATION	FREIGHT CAR SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

JAIX LEASING COMPANY	JAC OPERATIONS, INC.

By:	By:
Name:	Name:
Title:	Title:

FREIGHTCAR ROANOKE, INC.

By:
Name:
Title:

ANNEX 1 TO EXHIBIT G

[Date]

LaSalle Bank National Association, as Administrative Agent

35 S. LaSalle Street

Chicago, IL 60603

Attention: Hollis Griffin

Ladies/Gentlemen:

Please refer to the letter dated                 , 20     from JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a “Co-Borrower”, and collectively the “Co-Borrowers”) requesting an increase in the Aggregate Revolving Commitment from $                         to $                         pursuant to Section 2.4 of the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among the Co-Borrowers, the financial institutions that are or may from time to time become parties thereto and LaSalle Bank National Association, as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to increase its Commitment under the Credit Agreement from $                         to $                         effective on the date which is three Business Days after the acknowledgment of receipt hereof by the Administrative Agent or on such other date as may be agreed among the Co-Borrowers, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Name:
Title:

Receipt acknowledged as of
, 20

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ANNEX 2 TO EXHIBIT G

[Date]

LaSalle Bank National Association, as Administrative Agent

135 S. LaSalle Street

Chicago, IL 60603

Attention: Hollis Griffin

Ladies/Gentlemen:

Please refer to the letter dated                 , 20     from JOHNSTOWN AMERICA CORPORATION, a Delaware corporation, FREIGHT CAR SERVICES, INC., a Delaware corporation, JAC OPERATIONS, INC., a Delaware corporation, JAIX LEASING COMPANY, a Delaware corporation, and FREIGHTCAR ROANOKE, INC., a Delaware corporation (each a

“Co-Borrower”, and collectively the “Co-Borrowers”) requesting an increase in the Aggregate Revolving Commitment from $                         to $                         pursuant to Section 2.4 of the Second Amended and Restated Credit Agreement dated as of August 24, 2007 (together with all amendments, modifications and restatements thereof, the “Credit Agreement”) among the Co-Borrowers, the financial institutions that are or may from time to time become parties thereto and LaSalle Bank National Association, as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $                         effective on the date which is three Business Days after the consent hereto by the Administrative Agent, the Swing Line Lender and the Issuing Lender and the acknowledgement of receipt hereof by the Administrative Agent, or on such other date as may be agreed among the Co-Borrowers, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Co-Borrowers pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent or the Co-Borrowers may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned (a) will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement and (b) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This letter shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This letter may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this letter by telecopy shall be effective as delivery of a manually executed counterpart of this letter. This letter shall be governed by, and construed in accordance with, the law of the State of Illinois.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Name:
Title:

Acknowledged and consented to as of
, 20

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION, as Swing Line Lender and as Issuing Lender

By:
Name:
Title: